EXHIBIT 23.2

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement and Post-Effective Amendment on Form S-8 of Kodiak Oil & Gas Corp. of our report dated April 12, 2005 relating to our audit of the consolidated financial statements as at December 31, 2004 and for the year then ended, which appears in the Annual Report on Form 10-K of Kodiak Oil & Gas Corp. for the year ended December 31, 2006.

Vancouver, Canada	“AMISANO HANSON”
July 26, 2007	Chartered Accountants

750 West Pender Street, Suite 604	Telephone: 604-689-0188
Vancouver Canada	Facsimile: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net